Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 27, 2009, relating to the consolidated financial statements of Telanetix, Inc. for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), appearing in this Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/Mayer Hoffman McCann P.C.
San Diego, California
September 1, 2010